Exhibit 99.1

Creative Medical Technology Holdings Announces Commercialization of patented Stem Cell Procedure for Erectile Dysfunction.

Trial Results Support Initiation of Urologist Outreach and Commercialization

October 18, 2017 Phoenix, AZ, Creative Medical Technology Holdings (OTCQB – CELZ) announced today completion of the safety data analysis on 20 patients with pharmacologically-resistant erectile dysfunction treated with the Company’s patented CaverStemTM procedure.

The trial, sponsored by Creative Medical Technology Holdings, was conducted at the University of California Los Angeles Harbor Hospital/LA Biomed under Institutional Review Board (IRB) approval. An independent medical safety monitor was also appointed to review the patient data for safety and feasibility of administering bone marrow derived stem cells into patients with erectile dysfunction. The goal of this procedure is to regenerate blood vessels and smooth muscle, parts of the penis that are not functioning properly in this patient population.

“Based on establishment of safety of the CaverStemTM procedure in a formal university-based clinical trial, and independent confirmation of efficacy in an European clinical trial1, we have launched commercialization for the Caverstem procedure,” said Timothy Warbington, President and Chief Executive Officer of Creative Medical Technology Holdings. “Amongst other top urologists, we have recruited a world-renowned urologist as a lead physician to roll-out the procedure. We anticipate that the procedure will be available to patients that meet the eligibility criteria within the next 60 days.”

According to the National Institutes of Health, approximately 30 million men in the United States suffer from Erectile Dysfunction2, of which 9 million do not respond to pharmacological treatments such as Viagra, Levitra and Cialis.

“The CaverStemTM procedure involves obtaining a small amount of bone marrow from the patient, purifying the stem cells using a closed system device that is FDA cleared, and then administering these cells in the same procedure into the patient’s penis,” said Thomas Ichim, Ph.D, Chief Scientific Officer and Co-Founder of the Company. “Having published the first peer-reviewed paper on this procedure back in 2013 together with internationally renowned urologists and stem cell experts3, it is very exciting for me to watch this translate from bench to bedside.”

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to creativemedicaltechnology.com.

[1]	Yiou et al. Intracavernous Injections of Bone Marrow Mononucleated Cells for Postradical Prostatectomy Erectile Dysfunction: Final Results of the INSTIN Clinical Trial.Eur Urol Focus. 2017 Jun 24. pii: S2405-4569(17)30160-8 https://www.ncbi.nlm.nih.gov/pubmed/28753830
[2]	https://www.niddk.nih.gov/health-information/urologic-diseases/erectile-dysfunction/definition-facts
[3]	Ichim et al. Intracavernous administration of bone marrow mononuclear cells: a new method of treating erectile dysfunction? J Transl Med. 2013 Jun 9;11:139. https://www.ncbi.nlm.nih.gov/pubmed/23758954

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.  See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

SOURCE Creative Medical Technology Holdings, Inc.

Related Links

http://creativemedicaltechnology.com

http://caverstem.com

Contact:

Timothy Warbington, CEO

Tel: 480-789-9939

ceo@creativemedicalhealth.com